February 2011 Amendment No. 1 dated February 24, 2011 to Pricing Supplement No. 666 Registration Statement No. 333-156423 Dated February 22, 2011 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D    I N V E S T M E N T S
Opportunities in U.S. Equities
Auto-Callable RevConsSM
Two Auto-Callable RevConsSM Each Based on a Different Common Stock Due February 28, 2012
Auto-Callable Reverse Convertible Securities
Auto-Callable RevCons are senior unsecured obligations of Morgan Stanley, will pay a coupon at the rate specified below, and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by this pricing supplement for each Auto-Callable RevCon as set forth below.  The RevCons do not guarantee the return of any principal at maturity. The value of these shares the investor receives at maturity will be less than its initial investment and may be zero, and the investor has no opportunity to participate in any positive performance of the underlying stock.  Alternatively, if the underlying stock never closes at or below the trigger price over the term of the RevCons, the investor will receive the stated principal amount per RevCons at maturity.  The coupon is paid regardless of the performance of the underlying stock.  In addition, the RevCons will be automatically redeemed if the closing price of the relevant underlying stock is greater than the initial share price on any of the first three determination dates (which will result in the investors receiving less interest than if the RevCons are not automatically redeemed).  The RevCons are senior unsecured obligations of Morgan Stanley, and all payments on the RevCons, including coupon payments and any payment at maturity, are subject to the credit risk of Morgan Stanley. This pricing supplement relates to two separate RevCons, each relating to the common stock of a different underlying stock issuer.
FINAL TERMS FOR ALL REVCONS
Issuer:	Morgan Stanley
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons
Early redemption:
If, on any of the first three determination dates, the closing price of the underlying stock is greater than the initial share price, the RevCons will be automatically redeemed for an early redemption payment on the fifth business day following the related determination date.

Early redemption payment:	The stated principal amount plus any accrued but unpaid coupon
Payment at maturity:
If the RevCons have not been redeemed early, either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the final determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day from but excluding the pricing date to and including the final determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the final determination date.

Initial share price:	The initial share price for each RevCons is the closing price of the underlying stock on the pricing date. See “—Specific Terms for Each RevCons––Initial share price” below.
Determination dates:	May 23, 2011, August 23, 2011, November 23, 2011 and February 23, 2012 (the “final determination date”)
Exchange ratio:	For each RevCons, the stated principal amount divided by the initial share price, subject to adjustments for corporate events. See “—Specific Terms for Each RevCons––Exchange ratio” below.
Trigger price:	For each RevCons, the trigger level times the initial share price. See “—Specific Terms for Each RevCons––Trigger price” below.
Coupon payment dates:	Monthly, on the 25th of each month, beginning on March 25, 2011.
Pricing date:	February 22, 2011
Original issue date:	February 25, 2011
Listing:	The RevCons will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated, a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
SPECIFIC TERMS FOR EACH REVCONS
Underlying stock:	Whole Foods Market, Inc. common stock	Bank of America Corporation common stock
Underlying stock issuer:	Whole Foods Market, Inc. (“WFMI”)	Bank of America Corporation (“BAC”)
Maturity date:	February 28, 2012	February 28, 2012
Coupon:	10.25% per annum (equivalent to approximately $103.3542 per RevCons for the term of the RevCons), paid monthly and calculated on a 30/360 basis	10.50% per annum (equivalent to $105.875 per RevCons for the term of the RevCons), paid monthly and calculated on a 30/360 basis
Trigger level:	75%	75%
CUSIP:	617482RF3	617482RG1
ISIN:	US617482RF36	US617482RG19
Initial share price:	$58.24	$14.18
Trigger price:	$43.68	$10.635
Exchange ratio:	17.17033	70.52186
Aggregate principal amount:	$196,000	$317,000
Commissions and Issue Price:	Per WFMI RevCons	Total	Per BAC RevCons	Total
Price to public	$1,000	$196,000	$1,000	$317,000
Agent’s commissions(1)	$25	$4,900	$25	$7,925
Proceeds to company	$975	$191,100	$975	$309,075
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $25 for each WFMI RevCons and $25 for each BAC RevCons they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for RevCons.

The RevCons involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 10.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for RevCons dated August 20, 2009
Prospectus dated December 23, 2008

The RevCons are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Auto-Callable RevConsSM
Two Auto-Callable RevConsSM Each Based on a Different Common Stock Due February 28, 2012

Fact Sheet

This pricing supplement relates to two separate RevCons, each relating to the common stock of a different underlying company (“underlying stock”).  Each RevCons provides exposure to a single underlying stock.  You may choose to invest in only one of the RevCons described below or in more than one.

The Auto-Callable RevCons are all senior unsecured obligations of Morgan Stanley, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement for RevCons and the prospectus, as supplemented or modified by the pricing supplement for each RevCons set forth below.  The RevCons do not guarantee any return of principal at maturity. The RevCons are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments, including coupon payments and any payment at maturity, on the RevCons are subject to the credit risk of Morgan Stanley. “RevCons” is a service mark of Morgan Stanley.

Expected Key Dates Applicable to All Auto-Callable RevCons
Pricing date:	Original issue date (settlement date):
February 22, 2011	February 25, 2011 (three business days after the pricing date)
Key Terms Applicable to All Auto-Callable RevCons
Issuer:	Morgan Stanley
Issue price:	$1,000 per RevCons
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof
Early redemption:
If, on any of the first three determination dates, the closing price of the underlying stock is greater than the initial share price, the RevCons will be automatically redeemed for an early redemption payment on the fifth business day following the related determination date.
This early redemption feature is not described in the accompanying prospectus supplement for RevCons.  Accordingly, the Auto-Callable RevCons described in these preliminary terms differ from the RevCons described in that prospectus supplement due to the addition of this early redemption feature.

Early redemption payment:	The stated principal amount plus any accrued but unpaid coupon
Payment at maturity:
If the RevCons have not been redeemed early, either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the final determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day from but excluding the pricing date to and including the final determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the final determination date.

Initial share price:	The initial share price for each RevCons is the closing price of the underlying stock on the pricing date. See “—Specific Terms for Each RevCons––Initial share price” below.
Determination dates:	May 23, 2011, August 23, 2011, November 23, 2011 and February 23, 2012 (the “final determination date”)
Exchange ratio:	For each RevCons, the stated principal amount divided by the initial share price, subject to adjustments for corporate events. See “—Specific Terms for Each RevCons––Exchange ratio” below.
Exchange factor:
Initially equal to 1.0, but will be adjusted to reflect certain corporate events affecting the underlying stock.  The closing price of the underlying stock and the exchange ratio will be adjusted by the exchange factor.

Coupon payment dates:	Monthly, on the 25th of each month, beginning on March 25, 2011.
Record date:	One business day prior to the related coupon payment date
Trigger price:	For each RevCons, the product of the trigger level times the initial share price. See “—Specific Terms for Each RevCons—Trigger price” below.
Trigger event:	Closing price trigger event
Postponement of maturity date:
If the final determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed to the second business day following the determination date as postponed.

Specific Terms for Each Auto-Callable RevCons

Underlying stock:	Whole Foods Market, Inc. (“WFMI”)	Bank of America Corporation (“BAC”)
Maturity date:	February 28, 2012	February 28, 2012
Coupon:	10.25% per annum (equivalent to approximately $103.3542 per RevCons for the term of the RevCons), paid monthly and calculated on a 30/360 basis	10.50% per annum (equivalent to $105.875 per RevCons for the term of the RevCons), paid monthly and calculated on a 30/360 basis
Trigger level:	75%	75%
CUSIP:	617482RF3	617482RG1
ISIN:	US617482RF36	US617482RG19
Initial share price:	$58.24	$14.18
Trigger price:	$43.68	$10.635
Exchange ratio:	17.17033	70.52186
Aggregate principal amount:	$196,000	$317,000
Risk factors:	See “Risk Factors” starting on page 10.

February 2011	Page 2

Auto-Callable RevConsSM
Two Auto-Callable RevConsSM Each Based on a Different Common Stock Due February 28, 2012

Antidilution adjustments:
The following replaces in its entirety the portion of the section entitled "Antidilution Adjustments" in the prospectus supplement for RevCons from the start of paragraph 5 to the end of such section.

5.      If (i) there occurs any reclassification or change of the underlying shares, including, without limitation, as a result of the issuance of any tracking stock by the underlying company, (ii) the underlying company or any surviving entity or subsequent surviving entity of the underlying company (an “underlying company Successor”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the underlying company or any underlying company Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) the underlying company is liquidated, (v) the underlying company issues to all of its shareholders equity securities of an issuer other than the underlying company (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding underlying shares (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining whether an early redemption has occurred and the amount payable upon an early redemption or at maturity for each RevCons will be as follows:

·     Upon any determination date following the effective date of a Reorganization Event and prior to the final determination date:  If the Exchange Property Value (as defined below) is greater than the initial share price, the RevCons shall be automatically redeemed for an early redemption payment.

•      Upon the final determination date, if the RevCons has not been previously automatically redeemed:

The payment at maturity for each RevCons will be either:

(a)  an amount of cash equal to the stated principal amount of each RevCons, or

(b)  if (x) a trigger event has occurred (assessed as if the effective date of the Reorganization Event were the final determination date), or (y) the Exchange Property Value (as defined below) at any time (or if closing price trigger event is specified in the applicable pricing supplement, at the time the closing price of the underlying shares would otherwise be published or reported) on any trading day from and including the effective date of the Reorganization Event to and including the final determination date has decreased to or below the trigger price, and the Exchange Property Value (as defined below) on the final determination date is less than the initial share price, securities, cash or any other assets distributed to holders of the underlying shares in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified share of the underlying shares, (B) in the case of a Spin-off Event, the share of the underlying shares with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where the underlying shares continues to be held by the holders receiving such distribution, the underlying shares (collectively, the “Exchange Property”), in an amount equal to the amount of Exchange Property delivered with respect to a number of underlying shares equal to the exchange ratio times the exchange factor each determined at the time of the Reorganization Event, or, at our sole option, the cash value of such Exchange Property as of the final determination date.

If Exchange Property consists of more than one type of property and we elect to deliver Exchange Property, rather than the cash value thereof, we will deliver to DTC, as holder of the RevCons, at maturity a pro rata share of each such type of Exchange Property.  We expect that such Exchange Property will be distributed to investors in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  If Exchange Property includes a cash component, investors will not receive any interest accrued on such cash component.  In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the Exchange Property Value has decreased to or below the trigger price at any time (or if closing price trigger event is specified in the applicable pricing supplement, at the time the closing price of the underlying shares would otherwise be published or reported) on any trading day from and including the time of the Reorganization Event to and including the final determination date and whether or not the Exchange Property Value is less than the initial share price, “Exchange Property Value” means (i) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one share of the underlying shares, as adjusted by the exchange factor as the time of such Reorganization Event, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one share of the underlying shares, as adjusted by the exchange factor at the time of such Reorganization Event and (iii) for any security received in any such Reorganization Event, an amount equal to the intraday price, as of the time at which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of the underlying shares, as adjusted by the exchange factor at the time of such Reorganization Event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the

February 2011	Page 3

Auto-Callable RevConsSM
Two Auto-Callable RevConsSM Each Based on a Different Common Stock Due February 28, 2012

basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, (i) references to “the underlying shares” under “—No Fractional Shares,” “—General Terms of the RevCons—Some Definitions,” “—Price Event Acceleration” and “—Alternate Exchange Calculation in Case of an Event of Default” shall be deemed to also refer to any other security received by holders of the underlying shares in any such Reorganization Event, and (ii) all other references in this prospectus supplement to “the underlying shares” shall be deemed to refer to the Exchange Property into which the RevCons are thereafter exchangeable and references to a “share” or “shares” of the underlying shares shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to the exchange factor will be required unless such adjustment would require a change of at least 0.1% in the exchange factor then in effect.  The exchange factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the exchange factor will be made up to the close of business on the determination date.

No adjustments to the exchange factor or method of calculating the exchange factor will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the intraday price or closing price of the underlying shares, including, without limitation, a partial tender or exchange offer for the underlying shares.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the exchange factor or method of calculating the exchange factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the exchange factor or to the method of calculating the amount payable at maturity of the RevCons made pursuant to paragraph 5 above upon written request by any investor in the RevCons.

General Information
Listing:	The RevCons will not be listed on any securities exchange.
Tax considerations:
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper tax treatment of the RevCons, and our counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes.  Pursuant to the terms of the RevCons and subject to the discussion in the accompanying prospectus supplement for RevCons under “United States Federal Taxation,” you agree with us to treat a RevCons, under current law, as a unit consisting of (i) a put right written by you to us that is automatically terminable and that, if exercised, requires you to pay us an amount equal to the deposit (as described below) in exchange for the underlying shares (and cash in lieu of fractional shares), or at our option, the cash value of the underlying shares as of the determination date and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the put right.  We have determined that the yield on the deposit is 0.4516% per annum, compounded monthly, and that the remainder of the coupons on each RevCons is attributable to the put premium, as described in the section of the accompanying prospectus supplement for RevCons called “United States Federal Taxation — Tax Consequences to U.S. Holders — Tax Treatment of the RevCons  — RevCons with a Term of More Than One Year.”  If we automatically call a RevCons before maturity, the put right would be deemed to expire unexercised, and the tax consequences would be the same as if the put right expired unexercised at maturity as described in the accompanying prospectus supplement for RevCons.

As described above, for the WFMI RevCons, the portion of each coupon payment treated as the yield on the deposit will be equal to $0.3763 and the portion of each coupon payment treated as the put premium will be equal to $8.1653.  For the BAC RevCons, the portion of each coupon payment treated as the yield on the deposit will be equal to $0.3763 and the portion of each coupon payment treated as the put premium will be equal to $8.3737.

Please read the discussion under “Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons concerning the U.S. federal income tax consequences of an investment in the RevCons.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by

February 2011	Page 4

Auto-Callable RevConsSM
Two Auto-Callable RevConsSM Each Based on a Different Common Stock Due February 28, 2012

non-U.S. investors should be subject to withholding tax.

Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the RevCons should read the discussion under “Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.
On, or prior to, the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the RevCons by taking positions in the underlying stock and in options contracts on the underlying stock listed on major securities markets.  Such purchase activity could have increased the price of the underlying stock, and, accordingly, increased the initial share price and the trigger price of the RevCons, and, therefore, the price at which the underlying stock must close on each trading day over the term of the RevCons, and on the final determination date, before you would receive for each RevCons at maturity an amount of cash or shares of the underlying stock worth as much as the stated principal amount of the RevCons.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the RevCons by purchasing and selling the underlying stock, options contracts on the underlying stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the price of the underlying stock and, therefore, adversely affect the value of the RevCons or the payment you will receive at maturity.  Additionally, such hedging or trading activities during the term of the RevCons could potentially affect whether the closing price of the underlying stock decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or shares of the underlying stock (or, if we so elect, the cash value of such shares, determined as of the valuation date) at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement for RevCons.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the RevCons.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the RevCons are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the RevCons are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the RevCons.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or

February 2011	Page 5

Auto-Callable RevConsSM
Two Auto-Callable RevConsSM Each Based on a Different Common Stock Due February 28, 2012

statutory exemptions will be available with respect to transactions involving the RevCons.

Because we may be considered a party in interest with respect to many Plans, the RevCons may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the RevCons will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the RevCons that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such RevCons on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the RevCons on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the RevCons has exclusive responsibility for ensuring that its purchase, holding and disposition of the RevCons do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any RevCons to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the RevCons if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the RevCons by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the RevCons, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the RevCons through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., fixed sales commissions of $25 for each WFMI RevCons and $25 for each BAC RevCons they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See "Plan of Distribution" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for RevCons.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the Auto-Callable RevCons.  We encourage you to read the accompanying prospectus supplement for RevCons and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

February 2011	Page 6

Auto-Callable RevConsSM
Two Auto-Callable RevConsSM Each Based on a Different Common Stock Due February 28, 2012

How Auto-Callable RevCons Work

The following payment scenarios illustrate the potential returns on the Auto-Callable RevCons:

Scenario 1
On any of the first three determination dates, the closing price of the underlying stock is greater than the initial share price. The RevCons will be automatically redeemed for the stated principal amount plus any accrued but unpaid coupon. You will not receive any monthly coupon after the redemption of the RevCons.

Scenario 2
The RevCons have not been redeemed prior to maturity, the closing price of the underlying stock never falls to or below the trigger price on any trading day during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying stock, even if the closing price of the underlying stock is above its initial share price on the final determination date.

Scenario 3
The RevCons have not been redeemed prior to maturity, the closing price of the underlying stock falls to or below the trigger price on at least one trading day during the term of the RevCons and the closing price is at a level below the initial share price on the final determination date, and the RevCons are redeemed at maturity for shares of the underlying stock (or, at our option, the cash value thereof) worth less, or possibly substantially less, than the stated principal amount of the RevCons based on the closing price of the underlying stock on the final determination date.  You will still receive the monthly coupon until maturity even if the closing price of the underlying stock falls to or below the trigger price.

Hypothetical Payments on the Auto-Callable RevCons

The following examples illustrate the payment at maturity on the RevCons (assuming an exact one-year term) for a range of hypothetical closing prices for a hypothetical underlying stock on each of the four determination dates.

The hypothetical examples are based on the following hypothetical values in order to illustrate how the RevCons work and do not reflect the actual initial share price of either underlying stock or the exchange ratio, trigger price and the coupon per annum of the RevCons:

▪ Stated principal amount (per RevCons):	$1,000
▪ Initial share price:	$100 (the closing price of one share of the hypothetical underlying stock on the pricing date)
▪ Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the initial share price)
▪ Trigger price:	$75 (75% of the initial share price)
▪ Hypothetical interest rate per annum:	12%

In Examples 1 through 3, the closing price of the hypothetical underlying stock is above the initial share price of $100 on one of the first three determination dates and the RevCons are automatically redeemed for an early redemption payment of $1,010, which equals the sum of the stated principal amount and the applicable monthly coupon.  The total payment an investor receives on each RevCons (taking into account each monthly coupon payment) will vary depending on when the RevCons are redeemed.  Example 3 illustrates that the decline of the closing price of the underlying stock to or below the trigger price during the term of the RevCons does not affect the payout if the RevCons are automatically redeemed following one of the first three determination dates.

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Determination Date	Example 1		Example 2		Example 3
	Hypothetical Share Price	Payout	Hypothetical Share Price	Payout	Hypothetical Share Price	Payout
#1	$120	$1,010	$95	—	$95	—
#2	—	—	$102	$1,010	$98	—
#3	—	—	—	—	$102	$1,010
#4 (Final determination date)	—	—	—	—	—	—
Random interim date	—		—		$60
Early redemption payment per RevCons	$1,010 in May 2011		$1,010 in August 2011		$1,010 in November 2011
Total payment per RevCons	$1,030 (stated principal amount plus $30 in total coupon payments)		$1,060 (stated principal amount plus $60 in total coupon payments)		$1,090 (stated principal amount plus $90 in total coupon payments)

In each of Examples 4, 5 and 6, the closing price of the underlying stock on the first through third determination dates is less than or equal to the initial share price, and, consequently, the RevCons are not automatically redeemed prior to maturity.

Determination Date	Example 4		Example 5		Example 6
	Hypothetical Share Price	Payout at Maturity	Hypothetical Share Price	Payout at Maturity	Hypothetical Share Price	Payout at Maturity
#1	$95	—	$95	—	$95	—
#2	$80	—	$80	—	$80	—
#3	$90	—	$90	—	$90	—
#4 (Final determination date)	$115	$1,010	$80	$1,010	$50	10 shares of the underlying stock (or the cash value thereof) plus the $10 monthly coupon
Random interim date	$60		—		—
Payment at maturity	$1,010		$1,010		10 shares of the underlying stock (or the cash value thereof) plus the $10 monthly coupon
Value of total payment per RevCons	$1,120 (stated principal amount plus $120 in total coupon payments)		$1,120 (stated principal amount plus $120 in total coupon payments)		$620 ($500 plus $120 in total coupon payments)*
*$620 represents the total payment investors would receive on each RevCons if the issuer pays at maturity the cash value of 10 shares determined as of the final determination date.  If the issuer delivers 10 shares of the underlying stock at maturity, the actual value of total payment received on each RevCons will depend on the price of the underlying stock on the maturity date.

•
In Example 4, the closing price of the underlying stock on the final determination date is greater than the initial share price and investors receive at maturity $1,010 per RevCons, which equals the stated principal amount plus the applicable monthly coupon.  Even though the closing price of underlying stock has decreased below the trigger price on at least one trading day during the term of the RevCons, investors receive the full principal at maturity because the closing price of the underlying stock on the final determination date is not less than the initial share price.  Even though the underlying stock has increased 15% above the initial share price to $115 on the final determination date, investors do not participate in any appreciation of the underlying stock.

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•
In Example 5, the closing price of the underlying stock on the final determination date has decreased 20% below the initial share price to $80.  However, because the closing price of the underlying stock has not decreased to or below the trigger price on any trading day during the term of the RevCons, investors receive at maturity $1,010 per RevCons, which equals the stated principal amount plus the applicable monthly coupon.

•
In Example 6, the closing price of the underlying stock on the final determination date has decreased to $50, which is 50% below the initial share price and which is also below the trigger price.  Investors will receive at maturity 10 shares of the underlying stock (or, at the issuer’s option, the cash value of those shares as of the determination date, which would be $500) and the monthly coupon.

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Risk Factors

The RevCons are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the particular RevCons.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the RevCons and the suitability of such RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons.  For a complete list of risk factors, please see the accompanying prospectus supplement for RevCons and the accompanying prospectus.

▪
You may not receive a return of principal.  Subject to early redemption, the payment to investors at maturity will either be (i) cash equal to the stated principal amount of each RevCons or (ii) if the closing price of the relevant underlying stock on the final determination date is less than its initial share price and the closing price of the relevant underlying stock has decreased to or below the specified trigger price over the term of the RevCons, a number of shares of the relevant underlying stock, or, at our option, the cash value of the shares as of the determination date.  If investors receive shares of the relevant underlying stock at maturity in exchange for each RevCons, or the cash value of those shares, the value of those shares or the cash will be less than the stated principal amount of each RevCons and could be zero.

▪
The RevCons are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the RevCons.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the RevCons on each coupon payment date, upon early redemption or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the RevCons, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the RevCons prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the RevCons.

▪
Investors will not participate in any appreciation in the value of the underlying stock.  Investors in a particular RevCons will not participate in any appreciation in the price of the underlying stock for that RevCons, and the return on the RevCons will be limited to the monthly coupon payable on the RevCons.

▪
Early redemption risk. The term of your investment in the RevCons may be limited to as short as three months by the automatic early redemption feature of the RevCons.  If the securities are redeemed prior to maturity, you will receive no more coupon payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the RevCons in the secondary market.  Although the issuer expects that generally the closing price of the relevant underlying stock for the particular RevCons on any trading day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of the relevant underlying stock has decreased to or below the specified trigger price on any trading day, the volatility and dividend rate on the relevant underlying stock, whether the price of the relevant underlying stock is at or around its initial price such that the relevant RevCons may be subject to early redemption, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, any actual or anticipated changes in our credit ratings or credit spreads, and the occurrence of certain events affecting the relevant underlying stock that may or may not require an adjustment to the exchange ratio.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the RevCons at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the RevCons and the cost of hedging our obligations under the RevCons that are included in the original issue price.  The cost of hedging includes the

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projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the RevCons or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Maturity date of the RevCons may be accelerated.  The maturity of each specific RevCons will be accelerated if (i) the closing price of the underlying stock (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00 in case of Whole Foods Market, Inc. common stock and $1.00 in case of Bank of America Corporation common stock, or (ii) there is an event of default with respect to the RevCons.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons.

▪
No shareholder rights.  Investing in the RevCons is not equivalent to investing in the underlying stock for that RevCons.  Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock for that RevCons.

▪
The RevCons may become exchangeable into the common stock of a company other than the underlying stock for that RevCons.  Following certain corporate events relating to an underlying stock, you may receive at maturity the common stock of a successor corporation to the relevant underlying stock.  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the RevCons.

▪
Antidilution adjustments.  Although the calculation agent will adjust the amount payable at maturity of a RevCons for certain corporate events affecting the underlying stock for that RevCons, there may be other corporate events (such as partial tender or exchange offers) for which the calculation agent is not required to make any adjustments.  If an event occurs that does not require the calculation agent to adjust the amount of underlying stock for that RevCons payable at maturity, the market price of the RevCons may be materially and adversely affected.

▪
The U.S. federal income tax consequences of an investment in the RevCons are uncertain.  There is no direct legal authority as to the proper treatment of the RevCons for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.

Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for RevCons (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the RevCons.  If the IRS were successful in asserting an alternative treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax Disclosure Sections.  We do not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to Non-U.S. Holders, and we will not be required to

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pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

▪
The RevCons covered by this pricing supplement are distinct RevCons and do not offer diversified exposure to all of the underlying stocks. This pricing supplement relates to two separate RevCons.  Each RevCons carries exposure to the underlying stock for that RevCons.  Purchasing any particular RevCons will not give you diversified exposure to any other, or all of the underlying stocks or any rights in respect of the other RevCons covered by this pricing supplement.

▪
The RevCons will not be listed and secondary trading may be limited.  The RevCons will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the RevCons.  MS & Co. may, but is not obligated to, make a market in the RevCons.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the RevCons easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the RevCons, the price at which you may be able to trade your RevCons is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the RevCons, it is likely that there would be no secondary market for the RevCons.  Accordingly, you should be willing to hold your RevCons to maturity.

▪
No affiliation with any issuer of an underlying stock.  None of the issuers of the underlying stock is an affiliate of the issuer, is involved with this offering in any way, or has any obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons.  The issuer has not made any due diligence inquiry with respect to any issuer of underlying stock in connection with this offering.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the RevCons. As calculation agent, MS & Co. will determine whether the closing price of the underlying stock has decreased to or below the specified trigger price for that RevCons during the term of such RevCons, whether the RevCons will be subject to early redemption, whether a market disruption event has occurred, the appropriate payment you receive at maturity, including, if we elect to deliver cash in lieu of shares of the underlying stock, the cash value of such shares on the final determination date, any adjustment to the exchange factor for each RevCons to reflect certain corporate and other events and the appropriate security or securities to be delivered at maturity following certain reorganization events.  Any of these determinations made by MS & Co, in its capacity as calculation agent, including adjustments to the exchange factor for any RevCons, may affect the amount payable to you at maturity of your RevCons.  See the section of the accompanying prospectus supplement for RevCons called “Description of RevCons—Antidilution Adjustments.”

▪
Hedging and trading activity by our subsidiaries could adversely affect the value of the RevCons.  One or more of our subsidiaries expect to carry out hedging activities related to the RevCons, including trading in the underlying stock as well as in other instruments related to the underlying stock.  MS & Co. and some of our other subsidiaries also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of the underlying stock and, accordingly, potentially increase the initial share price used to calculate the trigger price and, therefore, potentially increase the trigger price relative to the price of the underlying stock absent such hedging or trading activity.  Additionally, such hedging or trading activities during the term of the RevCons could potentially affect whether the closing price of the underlying stock decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or shares of the underlying stock (or the cash value thereof) worth less than the stated principal amount at maturity.  Furthermore, if the closing price of the underlying stock has decreased to or below the trigger price during the term of the RevCons and you receive shares of the underlying stock at maturity, the issuer’s trading activities prior to or at maturity could adversely affect the value of those shares of the underlying stock.

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▪
Morgan Stanley may engage in business with or involving any issuer of underlying stock without regard to your interests.  The issuer or its affiliates may presently or from time to time engage in business with an issuer of an underlying stock without regard to your interests, and thus may acquire non-public information about an issuer of an underlying stock.  Neither the issuer nor any of its affiliates undertakes to disclose any such information to you.  In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to an issuer of an underlying stock, which may or may not recommend that investors buy or hold the particular underlying stock.

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Information about the Underlying Stocks

Each underlying stock is registered under the Securities Exchange Act of 1934, as amended.  Information provided to or filed with the Securities and Exchange Commission by the issuer of each underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number detailed below through the Securities and Exchange Commission’s website at.www.sec.gov.  In addition, information regarding the issuer of each underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Underlying Company and Stock—Public Information” in the prospectus supplement for RevCons.

This pricing supplement relates only to the RevCons referenced hereby and does not relate to any underlying stock or other securities of any issuer of underlying stock.  The issuer has derived all disclosures contained in this pricing supplement regarding each issuer of underlying stock from the publicly available documents described in the preceding paragraph.  In connection with the offering of the RevCons, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to any issuer of underlying stock.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding any issuer of underlying stock is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of any underlying stock.

Whole Foods Market, Inc.
Whole Foods Market, Inc. is a supermarket that provides natural and organic foods. Its SEC file number is 000-19797.
Bank of America Corporation
Bank of America Corporation is a financial holding company. Its SEC file number is 001-06523.

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Historical Information

The following tables set forth the published high and low closing prices for each underlying stock for 2008, 2009, 2010 and 2011 through February 22, 2011.  The closing prices for Whole Foods Market, Inc. common stock and Bank of America Corporation common stock on February 22, 2011 were $58.24 and $14.18, respectively.  The associated graphs show the closing prices for the underlying equities for each day in the same period.  We obtained the prices and other information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying equities as an indication of their future performance.  No assurance can be given as to the closing price of the underlying equity on any trading day during the term of the relevant RevCons.

Whole Foods Market, Inc. (CUSIP 966837106)	High ($)	Low ($)	Dividends ($)
2008
First Quarter	41.74	30.65	0.20
Second Quarter	34.98	23.69	0.20
Third Quarter	24.02	17.84	0.20
Fourth Quarter	20.23	8.19	–
2009
First Quarter	18.23	9.29	–
Second Quarter	22.70	17.20	–
Third Quarter	30.49	17.18	–
Fourth Quarter	34.19	25.30	–
2010
First Quarter	36.94	27.22	–
Second Quarter	42.50	36.02	–
Third Quarter	40.15	34.19	–
Fourth Quarter	51.35	34.57	–
2011
First Quarter (through February 22, 2011)	60.46	48.10	0.1

We make no representation as to the amount of dividends, if any, that Whole Foods Market, Inc. may pay in the future.  As an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of Whole Foods Market, Inc.

Whole Foods Market, Inc. Stock Daily Closing Prices January 1, 2008 to February 22, 2011

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Bank of America Corporation (CUSIP 060505104)	High ($)	Low ($)	Dividends ($)
2008
First Quarter	45.03	35.31	0.64
Second Quarter	40.86	23.87	0.64
Third Quarter	37.48	18.52	0.64
Fourth Quarter	38.13	11.25	0.32
2009
First Quarter	14.33	3.14	0.01
Second Quarter	14.17	7.05	0.01
Third Quarter	17.98	11.84	0.01
Fourth Quarter	18.59	14.58	0.01
2010
First Quarter	18.04	14.45	0.01
Second Quarter	19.48	14.37	0.01
Third Quarter	15.67	12.32	0.01
Fourth Quarter	13.56	10.95	0.01
2011
First Quarter (through February 22, 2011)	15.25	13.34	–

We make no representation as to the amount of dividends, if any, that Bank of America Corporation may pay in the future. As an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of Bank of America Corporation.

Bank of America Corporation Stock Daily Closing Prices January 1, 2008 to February 22, 2011

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Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for RevCons) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for RevCons and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for RevCons if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for RevCons dated August 20, 2009
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for RevCons or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

“RevCons” is a service mark of Morgan Stanley.

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